             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                          LUDLUM CONSTRUCTION CO., INC.

Pursuant to the provisions of the Florida Statues, on October 24, 1997 all of the directors and shareholders of Ludlum Construction Co., Inc., a Florida corporation (the "Corporation"), adopted the following resolutions by written consent:

         RESOLVED:                  That the number of authorized shares of
                                    common stock of the Corporation should be increased to ten million (10,000,000), $0.01 par value per share, one (1) of which is designated "Class A" and nine million, nine hundred ninety nine thousand nine hundred ninety nine (9,999,999) of which are designated "Class B".

         RESOLVED:                  That the Articles of Incorporation as filed
                                    with the Florida State Department should be amended to reflect the foregoing resolution.

         RESOLVED:                  That the President of the Corporation is
                                    authorized to take any and all action
                                    necessary in order to reflect the change in authorized capital of the Corporation.

NOW THEREFORE, in accordance with the foregoing resolutions, the first sentence of Article III of the Corporation's Articles of Incorporation is deleted and the following inserted in its place:

                           ARTICLE III. CAPITAL STOCK

                  The total number of shares of all classes of stock which the corporation has the authority to issue is ten million (10,000,000) shares of common Stock, $0.01 par value per share, one (1) of which is designated "Class A" and nine million, nine hundred ninety nine thousand nine hundred ninety nine (9,999,999) of which are designated "Class B".

IN WITNESS WHEREOF, the President of the Corporation has executed and submitted this instrument this 24th day of October, 1997.


                                          /s/ Noah W. Ludlum Jr. (Pres)
                                          -------------------------------------
                                          Noah W. Ludlum Jr., President